EXHIBIT 10.25
For Directors

Restricted Stock Unit Award
Terms and Conditions
Under the
KEURIG DR PEPPER INC. OMNIBUS STOCK INCENTIVE PLAN OF 2019

This instrument (this “Agreement”) evidences the grant effective on __________ (the “Grant Date”) of an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019, as the same may be amended from time to time (the “Plan”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.
1.Restricted Stock Unit Grant. In accordance with the terms of the Plan and subject to this Agreement, as of the Grant Date you are hereby granted __________ Restricted Stock Units, each of which represents the right to receive one share of Common Stock of the Company (each, a “Share”). The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
2.Vesting Period.
(a)In General. The Restricted Stock Units shall vest on the fifth anniversary of the Grant Date.
(b)Death or Disability. If, before all of the Restricted Stock Units have otherwise become vested, your Service terminates due to death or Disability, then the Restricted Stock Units shall vest in full on the date of your termination from Service.
(c)Termination for Service for Reasons Other than Death or Disability. If, before all of the Restricted Stock Units have otherwise become vested, your Service terminates other than due to death or Disability, then notwithstanding any provision in the Plan or this Agreement to the contrary, the Restricted Stock Units granted to you shall become fully vested immediately, except that all Restricted Stock Units granted within one year prior to the date of termination of your Service shall become fully vested with respect to the Applicable Fraction of the Restricted Stock Units and shall be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. The “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed since the Grant Date and the denominator of which is 365.
(d)Change in Control. In the event of a Change in Control, any Restricted Stock Units then outstanding shall become fully vested and payable. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
(i)any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (i), “beneficial owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or
(ii)the consummation of a plan or agreement approved by the Company’s shareholders, providing (x) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation) or (y) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
(e)Service. For purposes of this Agreement, “Service” means the provision of services in the capacity of an employee or Director. For purposes of this Agreement, “Director” means any person who is not an employee and who is serving as a member of the Board or the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates. For purposes of this Agreement, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee or Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee.
3.Settlement of Restricted Stock Units.
(a)Timing of Settlement. The Shares underlying such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units vest pursuant to Section 2 hereof.
(b)Withholding Obligation. Prior to or upon settlement of any Restricted Stock Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied. In the Company’s sole discretion, you may satisfy the Withholding Tax by either (i) paying the amount of required Withholding Tax to the Company in cash, (ii) electing to have the Company sell that number of whole Shares that you have acquired through the vesting of Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) electing to have the Company withhold Shares otherwise issuable in respect of the Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Shares issuable in settlement of the Restricted Stock Units and if necessary to avoid an adverse financial accounting consequence for the Company, the applicable Withholding Tax shall be based on no more than the statutory maximum amount for the applicable jurisdictions.
4.Nontransferability of Restricted Stock Units; Transferability of Shares.
(a)Except as provided in Section 4(b), the Restricted Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be available during your lifetime only to you, or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.
(b)Subject to applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with the terms of this Section 4, and shall be subject in all respects to the terms of this Agreement and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan. “Successor” means your spouse, your lineal descendants, any trust the beneficiaries of which consist only of you, your spouse and/or your lineal descendants, or a corporation in which the you, your spouse and/or your lineal descendants own 100% of the economic interest and have the unfettered right to prevent further transfer or disposition of the Restricted Stock Unit. The Committee may, in its discretion, deem other parties to qualify as a Successor for purposes of this Plan.
5.No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
6.No Rights as a Shareholder. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Restricted Stock Units, you will have no rights as a shareholder by reason of this Restricted Stock Units Award (including voting rights or any right to dividends or dividend equivalents).
7.Continued Effect of Award Agreement. To the extent that the Plan or this Agreement contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Stock Units have become vested (including, but not limited to, following the date of your termination of Service), the Restricted Stock Units and any Shares issued in respect of such Restricted Stock Units shall continue to be subject to the terms of the Plan and this Agreement.
8.Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under this Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
9.Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail or by email, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally, on the date sent by email or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Keurig Dr Pepper Inc.
6425 Hall of Fame Lane
Frisco, TX 75034
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
Email: anthony.shoemaker@kdrp.com

10.Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 9 by giving such other party written notice of such change, in accordance with the procedures described above.
11.Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
12.Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
13.Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.
14.Amendment. This Agreement may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.
15.Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of this Agreement and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.
16.Administration. The Committee administers the Plan and this Agreement. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.
17.Section 409A. The Restricted Stock Units awarded pursuant to this Agreement are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.
18.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you hereby agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.
19.Personal Data. The Company, its Subsidiaries and each of their respective affiliates, and the Company’s authorized third-party service providers will process your personal information, including financial information, (collectively, “Personal Data”) for the purpose of implementing, administering, and managing the Plan and in accordance with the Company’s employee privacy notice(s)..

        KEURIG DR PEPPER INC.

        By:

        Name:     Mary Beth DeNooyer

        Title:     Chief Human Resources Officer
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